May 2023 Investor Presentation Cheetah Net Supply Chain Service Inc. Issuer Free Writing Prospectus dated May 30, 2023 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated May 22, 2023 Registration Statement No. 333 - 271185

This free writing prospectus relates to the proposed public offering of Class A common stock of Cheetah Net Supply Chain Service Inc . (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https: //w ww .sec.gov/Archives/edgar/data/1951667/000110465923063288/tm2316429d1_s1a.htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Maxim Group LLC, 300 Park Avenue, 16 th Floor, New York, NY 10022 , or by calling 212 - 895 - 3500 , or contact Cheetah Net Supply Chain Service Inc . via email : info@cheetah - net . com . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective . FREE WRITING PROSPECTUS STATEMENT 2 2

DISCLAIMER This presentation contains forward - looking statements . All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward - looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section . Moreover, we operate in a competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . You should not rely upon forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations . 2 3

4 4 ISSUER: Cheetah Net Supply Chain Service Inc. PROPOSED EXCHANGE AND SYMBOL: Nasdaq Capital Market: CTNT OFFERING SIZE: 2,000,000 shares of Class A Common Stock (excluding 15% over - allotment option) OFFERING PRICE RANGE: $4.00 to $6.00 per share OFFERING TYPE: Initial Public Offering SECURITIES OFFERED: Class A Common Stock ANTICIPATED USE OF PROCEEDS: • Approximately 45% for working capital and other general corporate purposes in support of our current business to supply parallel - import vehicles sourced in the U.S. to be sold in the PRC market; • Approximately 30% for developing our warehousing and logistics services; • Approximately 20% for developing financial services; and • Approximately 5% for developing and improving technology relating to an online platform that facilitates financial, warehousing, and logistics services. JOINT BOOK - RUNNING MANAGERS: Maxim Group LLC and Pacific Century Securities, LLC See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. OFFERING SUMMARY

• We are a supplier of parallel - import vehicles (1) sourced in the U.S. to be sold to the Chinese market. • Experienced in international trading with deep insight into industry - specific challenges (1) Parallel - import vehicles are called parallel trade imported vehicles in full. They refer to vehicles purchased by traders/dealers from overseas markets and imported into the PRC market for sale through channels other than brand manufacturers’ official distribution systems. (2) All figures are as of March 31st, 2023. Brands we have sold All marks are trademarks or registered trademarks of their respective owners. The display of trademarks herein does not imply that a license of any kind has been granted. 368 Purchasing Agents (2) $100 M + Value of purchases Jan 2021 through Mar 2023 Vehicles sold Jan 2021 through Mar 2023 932 COMPANY OVERVIEW 5 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss. 5

INVESTMENT HIGHLIGHTS A significant but fragmented and underserved market with growth potential 5 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss. 6 Seller of parallel - import vehicles with a large team of professional purchasing agents Visionary global management team with in - depth industry experience Diversification strategies to launch and develop financial, warehousing, and logistics services to enhance parallel - import vehicle business

Procurement by Cheetah Purchasing Agents U.S. Authorized Dealerships Warehouses Domestic Logistics Cross - border Logistics P.R. China - Based Wholesalers Other U.S. Parallel - Import Dealers BUSINESS MODEL 7 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss.

- Dealer - provided financing, third party inventory financing, and import letters of credit for international sales - Purchasing agent training program and standardized purchasing process - Referral program for purchasing agents to grow the team size Procurement - Long - term relationships with various U.S. and PRC parallel - import car dealers Financing - We currently utilize third - party warehouses and logistics services to manage inventory flow. Third - Party Warehousing & Supply Chain Wholesale CHEETAH’S CORE BUSINESS 8 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss.

• We focus on luxury brand vehicles with MSRP above $80,000. • We scale our business by building a standardized procurement & training process. • We work with a large number of professional purchasing agents: 368 purchasing agents as of March 31, 2023 BUSINESS OVERVIEW - 50 100 150 200 250 300 350 400 450 500 Year of 2021 Year of 2022 2023 Q1 Bentley Mercedes Benz G63 Mercedes Benz GLS600 Toyota Sequoia BMW X7 Mercedes Benz GLS 450 Mercedes Benz S500 Sprinter Porsche Cayenne Lexus LX 570 RAM 1500 TRX Mercedes Benz G550 Lexus LX 600 Land Rover Range Rover 387 Cars Sold 463 82 $101,302 9 9 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss. $ 1 19,122 $124,566 $90 , 000 $95 , 000 $100 , 000 $105 , 000 $110 , 000 $115 , 000 $120 , 000 $125 , 000 $130 , 000 Year of 2021 Year of 2022 2023 Q1 Average Selling Price

Expansion Potential - Scalable market with competitors typically unable to guarantee recurring large supplies due to their reliance on personal networks for sourcing U.S. vehicles. - High gross margin protects profitability despite rising interest rates - Connections with small - and medium - sized traders (particularly other parallel - import vehicle suppliers) with limited access to traditional bank resources, who have expressed interest in our financial services Growing Market Driven by the growing demand from wealthy Asian groups for reasonably priced models with customized features available with a short waiting time, the purchase of and sale luxury vehicles for the parallel - import market represent a significant market opportunity. LARGE MARKET OPPORTUNITY 10 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss.

Core Business Team & Client Base Warehousing & Logistics Acquisitions Financing for Traders - Establish warehousing and logistics systems - Use technical solutions to increase operational efficiency - Significantly expand procurement team - Increase current base of U.S. car dealerships to increase sourcing of vehicles - Expand brand portfolio - Develop technical online financing platform and improve user experience - Further develop financial services to small - and medium - sized traders - Seek acquisitions of other parallel - import companies and warehousing and logistics service providers to foster business growth and synergies GROWTH STRATEGY 11 11 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss. Become a Solutions Provider to Parallel - importers while Expanding the Core Business :

BOARD OF DIRECTORS



Tony Huan Liu

Founder, CEO
Director

Mr. Liu has served as our CEO and our Chairman of the Board of Directors since August 2016; he has extensive experience in real estate, private equity, and car imports and exports. As the founder and CEO of Cheetah Net, Mr. Liu has been responsible for the management of day-to-day operations and high-level strategizing and business planning.



Xianggeng Huang

Director

Mr. Huang served as the chairman of the board of directors of Fuzhou Yisheng Mechanical and Electrical Equipment Co., Ltd. for 20 years, where he was responsible for running the board of directors, consulting the executives on issues, challenges, and opportunities facing the company, and high-level strategizing and business planning.



Catherine Chen

Independent
Director

Ms. Chen previously served as an investment director at Xiamen Chenshen Investment Co., Ltd., and has been responsible for the development and execution of financial investment strategies. She served as a marketing manager at Xiamen Jieou Automotive Electronics Co., Ltd., where she was responsible for brand promotion.



Adam Eilenberg

Independent
Director

Mr. Eilenberg is the founding partner of a New York law firm specializing in corporate and securities law. Mr. Eilenberg has practiced law since 1980 and has extensive experience in transactions involving the acquisition, transfer, or licensing of technology and intellectual property and in acquisition and liquidity event transactions and related financings, including initial public offerings.



Vladimir Gavrilovic

Independent
Director

Mr. Gavrilovic has extensive experience in global trade, foreign exchange markets, liquidity conditions, algorithmic trading technologies, and regulatory framework worldwide.
Mr. Gavrilovic is the founder and CEO of Royal Tobacco Corporation LLC, a tobacco company he established in October 2019.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss.

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Professional team focusing on innovation and breakthrough. Tony Huan Liu Founder, CEO Director Robert W. Cook CFO Mr. Liu has served as our CEO and our Chairman of the Board of Directors since August 2016, and he has extensive experience in real estate, private equity, and car imports and exports. As the founder and CEO of Cheetah Net, Mr. Liu has been responsible for the management of day - to - day operations and high - level strategizing and business planning. Walter Folker VP Mr. Cook has served as our CFO since October 2022. He has extensive experience in corporate finance, SEC reporting, public accounting, investor relations, and corporate administration including management of internal controls. Mr. Cook previously served as the CFO at CorMedix Inc. (Nasdaq: CRMD) and was in charge of the company’s overall financial management, investor and public relations, and business development. Mr. Folker has served as our Vice President of Procurement since March 2022, and is responsible for developing our procurement strategies and plans, as well as formulating and managing short - and long - term objectives. He joined the company in 2017 and served as an acquisition manager , who was responsible for recruiting and managing our purchasing agents and coordinating and overseeing our miscellaneous procurement support activities. EXPERIENCED MANAGEMENT & INNOVATIVE TEAM 1 2 13 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss.

$1 0 , 0 0 0 $ - $3 0 , 0 0 0 $2 0 , 0 0 0 $4 0 , 0 0 0 FY 2021 FY 2022 $39,204 $55,153 REVENUE 9 . 0% 8 . 0% 7 . 0% 6 . 0% 5 . 0% 4 . 0% 3 . 0% 2 . 0% 1 . 0% 0 . 0% FY 2021 FY 2022 7.7% 8.1% GROSS MARGIN $1 , 5 0 0 $1 , 0 0 0 $5 0 0 $ - FY 2021 FY 2022 GROSS PROFIT $ ( 1 0 , 0 00 ) $ ( 1 2 , 0 00 ) $ ( 1 4 , 0 00 ) $4,500 $2 , 0 0 0 $4,000 $ - $3,500 $ ( 2 , 0 0 0 ) $3,000 $ ( 4 , 0 0 0 ) $2,500 $4,469 $ ( 6 , 0 0 0 ) $2,000 $3,001 $ ( 8 , 0 0 0 ) FY 2021 FY 2022 $(13,084) OPERATING CASHFLOW $ In Thousand $4,000 $2,190 $ In Thousand $60,000 $50,000 $4 , 0 0 0 $3 , 0 0 0 $2 , 0 0 0 $1 , 0 0 0 $ - FY 2021 FY 2022 $20 $7,087 $1 0 , 0 0 0 $8,000 $6,000 $8,000 $1 8 , 0 0 0 $7,000 $1 6 , 0 0 0 $6,000 $1 4 , 0 0 0 $5,000 $1 2 , 0 0 0 ACCOUNTS RECEIVABLE $ In Thousand $16,048 INVENTORY $2 0 , 0 0 0 $1 8 , 0 0 0 $1 6 , 0 0 0 $1 4 , 0 0 0 $1 2 , 0 0 0 $1 0 , 0 0 0 $8,000 $6,000 $4,000 $5,966 $4,000 $2 , 0 0 0 $ - FY 2021 FY 2022 $2 , 0 0 0 $ - FY 2021 FY 2022 $18,427 $12,874 LIABILITIES 2021: 2022 : Tre nd li n e: $ In Thousand $ In Thousand $ In Thousand SELECTED FINANCIAL DATA Fiscal Year/Audited Our historical financial and operating results are not indicative of our future performance and our financial and operating results may fluctuate. The numbers are derived from the company's audited financial statements. 1 2 14 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss.

REVENUE $ In thousand $12,000 $10,000 $8,000 $10,214 $ 6 , 0 00 $ 4 , 0 00 $ 2 , 0 00 $0 FY 2023 Q1 $ - $2 , 0 0 0 $4 , 0 0 0 $6 , 0 0 0 $8 , 0 0 0 $1 0 , 0 0 0 $1 2 , 0 0 0 $1 4 , 0 0 0 FY 2022 Q1 FY 2023 Q1 $12,818 $10,214 REVENUE 0 . 0% 2 . 0% 4 . 0% 6 . 0% 8 . 0% 1 0 . 0% 1 2 . 0 % FY 2022 Q1 FY 2023 Q1 3.6% 1 1 . 2 % GROSS MARGIN $0 $ 4 00 $ 2 00 $ 8 00 $ 6 00 $ 1 , 2 00 $ 1 , 0 00 FY 2022 Q1 FY 2023 Q1 $467 $1,143 GROSS PROFIT $ 5 , 0 00 $ 4 , 0 00 $ 3 , 0 00 $ 2 , 0 00 $ 1 , 0 00 $0 - $ 1 , 0 0 0 - $ 2 , 0 0 0 - $ 3 , 0 0 0 - $ 4 , 0 0 0 - $ 5 , 0 0 0 FY 2022 Q1 FY 2023 Q1 - $4,736 $4,107 OPERATING CASHFLOW $3 , 0 0 0 $2 , 5 0 0 $2 , 0 0 0 $1 , 5 0 0 $1 , 0 0 0 $5 0 0 $ - FY 2022 Q1 FY 2023 Q1 $1,554 $2,766 ACCOUNTS RECEIVABLE FY 2022 Q1 FY 2023 Q1 $1 6 , 0 0 0 $1 4 , 0 0 0 $1 2 , 0 0 0 $1 0 , 0 0 0 $8 , 0 0 0 $6 , 0 0 0 $4 , 0 0 0 $2 , 0 0 0 $ - FY 2022 Q1 FY 2023 Q1 $16,931 $7,643 $ In Thousand $18,000 INVENTORY $ - $5 , 0 0 0 $1 0 , 0 0 0 $1 5 , 0 0 0 $2 0 , 0 0 0 FY 2022 Q1 FY 2023 Q1 $22,377 $9,598 $ In Thousand $25,000 LIABILITIES SELECTED FINANCIAL DATA First Quarter/Unaudited Our historical financial and operating results are not indicative of our future performance and our financial and operating r esu lts may fluctuate. The numbers are derived from the company's unaudited quarterly financial statements. 1 2 15 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss.

INVESTMENT HIGHLIGHTS A significant but fragmented and underserved market with growth potential 1 2 16 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss. Seller of parallel - import vehicles with a large team of professional purchasing agents Visionary global management team with in - depth industry experience Diversification strategies to launch and develop financial, warehousing, and logistics services to enhance parallel - import vehicle business

17 17 FOR QUESTIONS, PLEASE CONTACT: Cheetah Net Supply Chain Service Inc. 6201 Fairview Road, Suite 225 Charlotte, NC, 28210, United States All ideas contained within this document are owned by Cheetah Net. © Cheetah Net 2022 C O NT ACT Maxim Group LLC 300 Park Ave 16th Floor New York, NY 10022, United States Pacific Century Securities, LLC 60 - 20 Woodside Ave Ste 211 Queens, NY 11377, United States

APP E ND I X 18 18

SELECTED FINANCIALS (Audited) 18 19

SELECTED QUARTERLY FINANCIAL DATA MARCH 31, 2023 VS. MARCH 31, 2022 18 20